UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Whitney Holding Corporation

  (Name of Registrant as Specified in Its Charter)

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WHITNEY HOLDING CORPORATION
228 St. Charles Avenue
New Orleans, Louisiana 70130
(504) 586-7272

PRELIMINARY DRAFT — SUBJECT TO COMPLETION

November   , 2008

To our Shareholders:

You are cordially invited to attend a special meeting of shareholders to be held on December 17, 2008, at 11:00 a.m. in the Board Room of Whitney National Bank located on the second floor at 228 St. Charles Avenue, New Orleans, Louisiana.

The attached Notice of Special Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the special meeting. As a shareholder, you are being asked to approve amendments to our charter to authorize our board of directors to issue shares of preferred stock and to increase the number of authorized shares of common stock.

We are asking for your approval to amend our charter at this time because certain favorable capital-raising opportunities have been proposed by the U.S. federal government. On October 14, 2008, the U.S. Department of Treasury announced that it was prepared to invest up to $250 billion dollars into financial institutions by purchasing preferred stock from the institutions. Shareholder approval of the proposed amendments to our charter is a prerequisite to our participation in the Treasury’s favorable capital program. While our capital position remains strong, the market outlook for continuing weak economic conditions requires that we take all necessary steps to achieve even higher capital levels that will position us to remain strong throughout the remainder of the financial crisis impacting our markets.

The vote required to amend our charter is the affirmative vote of a majority of the outstanding shares of our common stock. Your affirmative vote on these matters is important, and we appreciate your continued support. Our directors and executive officers will be present at the special meeting to respond to any questions that you may have.

Even if you plan to attend the meeting in person, we encourage you to vote your shares ahead of time by using the enclosed proxy card, the telephone or Internet. This will ensure that you will be represented at the meeting. If you attend the meeting and prefer to vote in person, you may do so. The attached proxy statement explains more about proxy voting and the items on which you will be voting. Please read it carefully.

We look forward to seeing you at the special meeting of shareholders on December 17, 2008.

Sincerely,

John C. Hope, III
Chairman of the Board of Directors

PLEASE VOTE BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY OR YOU CAN VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE INSTRUCTIONS ON THE PROXY CARD.

November [  ], 2008

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To our Shareholders:

We will hold a special meeting of shareholders of Whitney Holding Corporation, a Louisiana corporation, in the Board Room of Whitney National Bank located on the second floor at 228 St. Charles Avenue, New Orleans, Louisiana, on Wednesday, December 17, 2008, at 11:00 a.m., to consider and vote upon the following matters:

1. approval of a proposed amendment to our charter to authorize issuance of up to 20 million shares of preferred stock;

2. approval of a proposed amendment to our charter to increase the number of authorized shares of common stock from 100 million to 200 million; and

3. to act upon such other matters as may properly come before the meeting or any reconvened meeting following any adjournment thereof.

Our board of directors is not aware of any other business to come before the special meeting.

Information relevant to these matters is set forth in the attached Proxy Statement. Only shareholders of record at the close of business on November 4, 2008 may vote at the meeting.

The board of directors of Whitney Holding Corporation has unanimously approved the proposed amendments to our charter and unanimously recommends that shareholders vote “FOR” approval of both proposals.

By Order of the Board of Directors

Joseph S. Schwertz, Jr.
Corporate Secretary

228 St. Charles Avenue, New Orleans, Louisiana 70130

YOUR VOTE IS VERY IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE, OR YOU CAN VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

WHITNEY HOLDING CORPORATION
228 St. Charles Avenue
New Orleans, Louisiana 70130
(504) 586-7272

PROXY STATEMENT SPECIAL MEETING OF SHAREHOLDERS
NOVEMBER [  ], 2008

We are furnishing this proxy statement to the shareholders of Whitney Holding Corporation in connection with the solicitation of proxies by our board of directors to be voted at the special meeting of shareholders, and at any adjournments thereof, to be held on December 17, 2008 at 11:00 a.m. in the Board Room of Whitney National Bank, located on the second floor at 228 St. Charles Avenue, New Orleans, Louisiana.

At the special meeting, we will ask shareholders to vote on two proposed amendments to our charter that (1) authorize the issuance of up to 20 million shares of preferred stock, and (2) increase the number of authorized shares of common stock from 100 million to 200 million (the amendments to our charter collectively are referred to as the “amendments” or individually as an “amendment”).

We are first mailing this proxy statement and the accompanying proxy card to shareholders on or about November [  ], 2008.

As used in this proxy statement, the terms “Whitney,” “the Company,” “we,” “our” and “us” all refer to Whitney Holding Corporation and its subsidiaries.

VOTING

Record Date

At the close of business on November 4, 2008, the record date for the special meeting, we had [          ] shares of common stock, no par value, referred to herein as “common stock,” outstanding and entitled to vote at the special meeting. On each proposal presented for a vote at the special meeting, each shareholder is entitled to one vote per share of common stock held as of the record date. As of the record date, our directors and executive officers held [          ] shares of common stock, or approximately [     ]% of all outstanding shares of common stock, and we believe that all of these shares will be voted in favor of Proposal I and Proposal II.

Quorum

A quorum for the purposes of all matters to be voted on shall consist of shareholders representing, in person or by proxy, a majority of the outstanding shares of common stock. Shares represented at the special meeting that are abstained from voting will be considered present for the purpose of determining a quorum at the special meeting. If less than a majority of the outstanding shares of common stock is represented at the special meeting, the shares so represented may adjourn the special meeting to another date, time or place.

Vote Required

In voting to approve the amendments to our charter to authorize the issuance of up to 20 million shares of preferred stock (Proposal I) and to increase the number of authorized shares of common stock (Proposal II), you may vote in favor of or against each proposal or you may abstain from voting. The vote required to approve each proposal is governed by our charter and is the affirmative vote of the holders of a majority of the outstanding shares of common stock. If Proposal I is approved, the charter will be amended to authorize the issuance of preferred stock. If Proposal II is approved, the charter will be amended to increase the number of authorized shares. Approval of Proposal I is not dependent on approval of Proposal II and vice versa.

Abstentions and Broker Nonvotes

Under certain circumstances, including the amendment to the charter to authorize preferred stock, banks and brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the bank or broker (a “broker nonvote”). In these cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters. Abstentions and broker nonvotes will have the effect of a vote “AGAINST” Proposal I to amend the charter to authorize the preferred stock. We expect that banks and brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions with respect to Proposal II to increase the authorized common stock, but abstentions will have the effect of a vote “AGAINST” the proposal. Our board of directors urges shareholders to promptly vote by completing, dating and signing the accompanying proxy card and to return it promptly in the enclosed postage-paid envelope, or, if you hold your stock in “street name” through a bank or broker, by contacting your bank or broker and following the voting instructions of your bank or broker. You may also vote by Internet or telephone as explained below.

Any other matter that may be properly submitted to shareholders will be determined by a majority of the votes actually cast at the meeting, either by proxy or in person. Votes withheld and broker nonvotes will not be counted and will have no effect.

PROXIES

We are furnishing this proxy statement and the accompanying proxy card in connection with the solicitation by our board of directors of proxies from our shareholders for use at the special meeting.

In addition to this solicitation by mail, our directors, officers and employees, without additional compensation, may solicit proxies in favor of the proposals if deemed necessary, by personal contact, letter, telephone or other means of communication. We have retained Morrow & Co., LLC to assist in the solicitation of proxies for a fee of approximately $7,500 plus reimbursement for out-of-pocket expenses actually incurred. We will request that brokers, nominees and other custodians and fiduciaries forward proxy solicitation material to the beneficial owners of the shares of common stock where appropriate, and we will reimburse them for their reasonable expenses incurred in connection with such transmittals. We will bear the costs of solicitation of proxies for the special meeting.

How You Can Vote

Whether you hold shares in your own name, in street name, or through the 401(k) plan, you may direct your vote without attending the special meeting. If you are a shareholder of record or hold shares through the 401(k) plan, you may vote by granting a proxy, as follows:

•	By Internet or Telephone — You may submit your proxy by following the instructions on the proxy card. Shareholders of record who are also participants in the 401(k) plan will receive two proxy cards. If you vote using the Internet or telephone, you do not need to return your proxy card (or cards, if you are both a record shareholder and a participant in the 401(k) plan). We have designed telephone and Internet voting procedures that authenticate your identity as a shareholder, allow you to give your voting instructions and confirm that your instructions have been properly recorded. The deadline for telephone and Internet voting is 11:59 p.m. Eastern Time on December 16, 2008.

•	By Mail — You may vote by mail by signing and dating your proxy card (or cards, if you are both a record shareholder and a participant in the 401(k) plan) and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity. The corporate secretary must receive your proxy card by 11:00 a.m. on December 17, 2008 in order for your shares to be voted.

For shares held in street name, you should follow the voting directions that your broker or nominee provides. You can complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by telephone or the Internet. If you provide specific voting instructions, your broker or nominee will vote your shares as you direct.

If you choose to vote at the special meeting, and:

•	you are a registered shareholder of record or hold shares in the 401(k) plan, you should bring the enclosed proxy card and proof of identity; or

•	you hold your shares in street name, you must obtain and bring a broker representation letter in your name from your bank, broker or other holder of record and proof of identity.

At the appropriate time during the special meeting, we will ask the shareholders present whether anyone wishes to vote in person. You should raise your hand to receive a ballot to record your vote.

Even if you plan to attend the special meeting, we encourage you to vote in advance of the special meeting by telephone, Internet or mail so your vote will be counted if you later decide not to attend the meeting.

All proxies properly voted by telephone or the Internet and all properly executed written proxy cards that are delivered to the Company (and not later revoked) will be voted at the special meeting in accordance with the directions given. In voting with regard to Proposals I and II, you may vote for or against the proposal or abstain from voting. You should specify your choices on the proxy card. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A SIGNED PROXY CARD WILL BE VOTED “FOR” PROPOSALS I AND II LISTED ON THE PROXY CARD. If any other matters properly come before the special meeting, the persons named as proxies will vote upon such matters according to their judgment.

Revocation of Proxy

All proxy cards delivered pursuant to this solicitation are revocable at any time before they are voted by giving written notice to Joseph S. Schwertz, Jr., Corporate Secretary, Whitney Holding Corporation, 228 St. Charles Avenue, New Orleans, Louisiana 70130, by delivering a later dated proxy card, or by voting in person at the special meeting.

PROPOSAL I

APPROVAL OF AMENDMENT TO THE CHARTER OF WHITNEY HOLDING CORPORATION
TO AUTHORIZE THE ISSUANCE OF SHARES OF PREFERRED STOCK

At its regular meeting on October 23, 2008, our board of directors voted to adopt, subject to the approval of a majority of the outstanding shares of common stock, an amendment to the charter of Whitney Holding Corporation authorizing the issuance of up to 20 million shares of preferred stock. The board of directors unanimously recommends that shareholders vote “For” approval of this amendment.

Summary

The board of directors recommends that the shareholders approve the proposed amendment to Whitney’s charter as described in this proxy statement. The amendment will allow the board of directors to issue preferred stock with such designations, preferences, rights, qualifications, limitations and restrictions as determined by the board of directors. Whitney’s current charter only permits the issuance of common stock. This amendment is also a prerequisite for Whitney to participate in the recently announced voluntary program for direct investment in financial institutions by the U.S. government. Our board of directors believes that the proposed amendments will give Whitney increased flexibility in structuring capital-raising transactions, acquisitions and joint ventures in the future. All 28 of the largest bank holding companies in the United States that have already been approved to participate in the U.S. Department of Treasury’s Capital Purchase Program had preferred stock authorized. The board of directors believes that having preferred stock available to a financial institution is necessary from a competitive perspective so that the board of directors can issue a variety of equity and hybrid securities to raise capital. The amendment permitting the issuance of preferred stock could have the effect of making it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control. However, the board of directors represents that it will not, without prior shareholder approval, issue any series of preferred stock for any defensive or anti-takeover purpose or for the purpose of implementing any shareholder rights plan. The full text of the proposed amendments to our charter is attached to this proxy statement as Appendix A.

Capital Purchase Program

In response to the current financial crisis, on October 14, 2008, the U.S. Department of Treasury announced that pursuant to the Emergency Economic Stabilization Act of 2008, it was implementing a voluntary program (the Capital Purchase Program) for certain financial institutions to raise low-cost capital by selling senior preferred stock directly to the Treasury. The purpose of the Capital Purchase Program is to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy, generally. The Capital Purchase Program will provide capital to financial institutions on attractive terms and conditions. For your further information, we have attached the Treasury’s term sheet summarizing the terms and conditions of its proposed investments as Appendix B. Financial institutions seeking to participate in the Capital Purchase Program must apply by November 14, 2008. Following the application period, the Treasury will determine the eligibility of financial institutions and the amount of capital that each institution will receive. According to the Capital Purchase Program, financial institutions may be eligible to receive an amount of capital equivalent to between one and three percent of its risk-weighted assets as of September 30, 2008. Based on Whitney’s risk-weighted assets, Whitney is eligible to receive an investment in a range of approximately $[     ] million to $[     ] million. In conjunction with the purchase of Whitney’s senior preferred shares, the Treasury will receive warrants to purchase shares of Whitney common stock with an aggregate market price equal to approximately $[     ] million or 15 percent of the senior preferred stock investment from the Treasury. The Whitney common stock underlying these warrants represents [          ] percent of Whitney’s outstanding common shares at September 30, 2008. The initial exercise price for the warrants issued to the Treasury will be based on the market price of Whitney’s common stock at the time of issuance, calculated on a 20-trading day trailing average.

In order to participate in the Capital Purchase Program, we must be authorized to issue preferred stock. If Proposal I is not approved, we will be unable to participate in the Capital Purchase Program.

Limits of Executive Compensation

In order to participate in the Capital Purchase Program, we and our executive officers will agree to certain limits on executive compensation for our chief executive officer, chief financial officer, and our three next most highly compensated officers. Specifically, we must:

•	ensure that incentive compensation for these executives does not encourage unnecessary and excessive risk taking;

•	implement a required “clawback” or forfeiture of any bonus or incentive compensation paid to any such executive, based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

•	not make any “golden parachute payments” (as defined in the Internal Revenue Code) to any such executive;

•	agree not to deduct for tax purposes any executive compensation in excess of $500,000 for each such executive.

Reasons for the Amendment

Whitney’s board of directors believes, in light of the continuing weak economic conditions, that Whitney should take the necessary steps to assure that Whitney has the option, at its direction, to take advantage of opportunities to raise additional capital at reasonable costs in order to position Whitney to remain strong throughout the current financial crisis. While our capital position is sound, we would like to take advantage of the Capital Purchase Program, and any other capital-raising opportunities, to ensure that during this economic downturn, we are well-positioned to support our existing operations as well as our anticipated future growth.

If Proposal I is approved, we will be able to participate in the Treasury’s Capital Purchase Program and the board of directors will have the right to issue, without further shareholder approval, up to 20 million shares of what is commonly referred to as “blank check” preferred stock, unless approval is required under applicable laws, rules or regulations. This type of preferred stock allows the board of directors, to fix, by amendment to the charter, the designations, preferences and relative, participating, optional or other special rights, and qualifications and limitations or restrictions of any series of preferred stock permitted by applicable law, without further shareholder approval.

The Board of Directors believes that the authorization of the preferred stock is advisable and in the best interests of the Company and its shareholders for several reasons. The authorization of the preferred stock will permit the board of directors to issue preferred stock without further shareholder approval and, thereby, provide us with flexibility in capital-raising transactions, structuring acquisitions, joint ventures, strategic alliances and for other corporate purposes. The preferred stock will also allow Whitney to increase its financing alternatives by allowing Whitney to issue several different financial instruments that qualify as hybrid securities and receive favorable capital and regulatory treatment. Many of Whitney’s competitors have this flexibility in determining their capital structure. The preferred stock will enable us to respond promptly to, and take advantage of, market conditions and other favorable opportunities without incurring the delay and expense associated with calling a special shareholders’ meeting to approve each contemplated stock issuance. Our board of directors believes that this will also help to reduce costs because we will not have to seek shareholder approval to issue the shares of the preferred stock unless it is required to obtain shareholder approval for the transaction under any laws or the rules of any quotation board or stock exchange to which Whitney is subject. Although we presently contemplate no particular transaction involving the issuance of preferred stock other than the Treasury’s limited purchase of preferred stock from the Company, our management believes that preferred stock would be a likely component in future capital-raising activities.

Representations on Anti-Takeover Effect

As referenced earlier, the authorization of the preferred stock could have the effect of making it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control. Shares of the preferred stock may also be sold to third parties that indicate that they would support the board of directors in opposing a hostile takeover bid. The availability of the preferred stock could have the effect of delaying a change of control and of increasing the consideration ultimately paid to the Company’s shareholders. Although the authorization of the preferred stock would also afford us greater flexibility in responding to unsolicited acquisition proposals and hostile takeover bids, we do not intend to use the preferred stock in this manner. The board of directors represents that it will not, without prior shareholder approval, issue any series of preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of Whitney more difficult or costly. Within the limits described above, the board of directors may issue preferred stock for capital-raising activities, acquisitions, joint ventures or other corporate purposes that have the effect of making an acquisition of Whitney more difficult or costly, as could also be the case if the board of directors were to issue additional common stock for such purposes.

The board of directors believes that as structured the preferred stock is in the best interests of Whitney and its shareholders because it is consistent with sound corporate governance principles and enhances Whitney’s ability to take advantage of the Capital Purchase Program and will provide flexibility for other future capital-raising transactions, acquisitions and joint ventures.

Terms of the Preferred Stock

If the amendment is approved, our board of directors will be authorized to issue one or more series of preferred stock, from time to time, with full or limited voting powers, or without voting powers, and with all the designations, preferences and relative, participating, optional or special voting rights, and qualifications, limitations or other restrictions upon the preferred stock, as may be provided in the amendment to our charter adopted by the board of directors. The authority of our board of directors will include, but is not limited to, the determination or filing of the following with respect to the shares of any class or series of preferred stock:

•	the distinctive designation of and the number of shares (up to the number of shares authorized) of any series of preferred stock;

•	the rate and time at which, and the terms and conditions upon which, dividends shall be paid and whether such dividends shall be cumulative or noncumulative;

•	whether the shares will be convertible into or exchangeable for shares of any other class of stock or any series of any class of stock and the terms and conditions of the conversion or exchange;

•	whether the shares will be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, the shares may be redeemed;

•	the rights, if any, of the holders of the shares upon the voluntary or involuntary liquidation of the Company;

•	the terms of the sinking fund or redemption or purchase account, if any, to be provided for the shares; and

•	the voting powers, full or limited, if any, of the holders of the shares.

Holders of our common stock will not have preemptive rights with respect to the authorized preferred stock.

If Proposal I is not approved, we will not be able to participate in the Treasury’s Capital Purchase Program and we believe that our lack of authorized preferred stock could be a competitive disadvantage for us, especially given the current financial environment and our desire to raise additional capital. Without the authorized preferred stock, we may be limited in our ability in the future to raise and attract additional capital to sustain our growth and execute our business plan. If this proposal is approved, the board of directors will have the authority to issue up to 20 million shares of preferred stock and to fix, by amendment to the charter, the designations, preferences and relative, participating, optional or other special rights, and qualifications and limitations or restrictions of any series of preferred stock, without further shareholder approval. If approved, the amendment will be effective upon the filing of the amended charter with the Secretary of State of the State of Louisiana promptly after the special meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE CHARTER OF WHITNEY HOLDING CORPORATION TO AUTHORIZE THE ISSUANCE OF PREFERRED STOCK.

PROPOSAL II

APPROVAL OF AMENDMENT TO THE CHARTER OF WHITNEY HOLDING CORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

At its regular meeting on October 23, 2008, our board of directors voted to adopt, subject to the approval of a majority of the outstanding shares of common stock, an amendment to the charter of Whitney Holding Corporation increasing the authorized shares of common stock from 100 million shares to 200 million shares. The board of directors unanimously recommends that shareholders vote “For” approval of this amendment.

The board of directors believes that, given the current financial crisis, it is advisable to have a greater number of authorized shares of common stock available for issuance in connection with acquisitions and mergers, public or private financing, and various general corporate programs and purposes.

We may from time to time consider acquisitions and mergers as opportunities arise, stock splits and public or private financings to provide us with capital, any or all of which may involve the issuance of additional shares of common stock or securities convertible into shares of common stock. It is widely expected that the Treasury’s Capital Purchase Program and its other programs aimed at addressing the current financial crisis may spur consolidation in the banking industry. By having additional common stock authorized, we can be prepared to act quickly if opportunities arise. Also, additional shares of common stock may be necessary to meet anticipated future obligations under our stock-based compensation and employee benefit plans, including our 2007 Long-Term Compensation Plan under which we may grant future equity awards to our employees, officers and directors. We believe that these benefit plans are critical to retaining our management team during this turbulent and uncertain period. The board of directors believes that having the authority to issue additional shares of common stock will avoid the possible delay and significant expense of calling and holding an additional special meeting of shareholders to increase the authorized shares at a later date and will enhance its ability to respond promptly to opportunities for acquisitions, mergers, stock splits and additional financings.

If Proposal II is approved, the additional authorized shares of common stock may be issued for such consideration, cash or otherwise, at such times and in such amounts as the board of directors may determine without further shareholder approval, except to the extent that shareholder approval is required by applicable laws, rules or regulations. Because our common stock is traded on the Nasdaq Global Select Market, shareholder approval must be obtained, under applicable Nasdaq rules, prior to the issuance of shares for certain purposes, including the issuance of greater than 20% of the Company’s then outstanding shares of common stock in connection with a private financing or an acquisition or merger.

The authorization of additional shares of common stock will not, by itself, have any effect on the rights of present shareholders. The additional 100 million shares to be authorized will be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently issued and outstanding. Shareholders do not have preemptive rights to subscribe for or purchase additional shares of common stock. Accordingly, the issuance of additional shares of common stock for corporate purposes other than a stock split or stock dividend could have a dilutive effect on the ownership and voting rights of shareholders at the time of issuance.

The full text of the proposed amendments to our charter is attached to this proxy statement as Appendix A.

If Proposal II is approved, the number of authorized shares of common stock will be increased and the board of directors will have the right to issue, without further shareholder approval, an additional 100 million shares of common stock. If approved, the amendment will be effective upon the filing of the amended charter with the Secretary of State of the State of Louisiana promptly after the special meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE CHARTER OF WHITNEY HOLDING CORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on information provided to the Company, set forth in the table below is information regarding beneficial ownership of our common stock as of [November 4, 2008].

Unless otherwise indicated, the address of each of the named individuals is Whitney Holding Corporation, 228 St. Charles Avenue, New Orleans, Louisiana 70130.

			Stock
			Units Held
	Current	Shares	Under
	Beneficial	Subject to	Deferral		Percent
Directors	Holdings	Options	Plans(1)	Total(2)	of Class*

Joel B. Bullard, Jr.(3)	37,332	38,250	19,223	75,582	*
Angus R. Cooper II	599,291	36,000	—	635,291	*
Richard B. Crowell(4)	435,971	13,500	—	449,471	*
William A. Hines(5)	294,848	22,500	—	317,348	*
John C. Hope, III(6)	173,653	123,621	—	297,274	*
Alfred S. Lippman(7)	106,438	38,250	3,026	144,688	*
Michael L. Lomax	944	31,500	2,383	32,444	*
R. King Milling(8)	297,227	34,070	—	331,297	*
Eric J. Nickelsen(9)	73,012	33,750	22,465	106,762	*
Kathryn M. Sullivan(10)	4,536	22,500	—	27,036	*
Dean E. Taylor(11)	9,792	22,500	9,997	32,292	*
John M. Turner, Jr.(12)	36,238	42,625	—	78,863	*
Thomas D. Westfeldt	23,687	31,500	—	55,187	*
Executive Officers
Robert C. Baird, Jr.(13)	110,347	123,621	—	233,968	*
Thomas L. Callicutt, Jr.(14)	41,030	90,998	—	132,028	*
Directors and executive officers as a group (20 persons)				3,224,364	4.88%

*	Less than 1% of the outstanding common stock.

(1)	Shares and stock units held in our deferral plans are not included in the “Total” column.

(2)	Ownership shown includes direct and indirect ownership and, unless otherwise noted and subject to community property laws where applicable, each shareholder has sole investment and voting power with respect to reported holdings. A person is deemed to be an owner of any securities of which that person has the right to acquire beneficial ownership within 60 days of [November 4, 2008]. The Bank serves as trustee of the Whitney National Bank Retirement Trust, which held 39,175 shares as of [November 4, 2008]. An executive officer of the Company serves with other Bank employees on a committee that makes voting and investment decisions with respect to these shares. Shares held by the trust are included only in the calculation of the beneficial ownership of all executive officers and directors as a group.

(3)	Mr. Bullard’s share total includes 5,062 shares in a profit sharing trust and 9,183 shares in family trusts, for which he disclaims beneficial ownership.

(4)	Mr. Crowell’s share total includes 395,221 shares of stock in an LLC over which he has voting rights, 18,900 shares in Mr. Crowell’s family trusts, over which Mr. Crowell has voting rights, but for which he disclaims beneficial ownership and 6,175 shares in family trusts of which Mr. Crowell’s wife is the trustee, and for which he disclaims beneficial ownership.

(5)	Mr. Hines’ share total includes 100 shares of stock his wife holds as trustee for her son’s trust.

(6)	Mr. Hope’s share total includes 33,182 shares of stock held for the benefit of Mr. Hope in the 401(k) plan. His share total also includes 4,200 shares of stock that Mr. Hope’s children own and his wife’s 20% ownership in a trust that owns 225 shares, for which he disclaims beneficial ownership. Mr. Hope’s share total does not include 90,000 restricted stock units he holds.

(7)	Mr. Lippman’s share total includes 52,378 shares held for his benefit in the Alfred S. Lippman IRA Account.

(8)	Mr. Milling’s share total includes 162 shares of stock held for his benefit in the 401(k) plan. Mr. Milling’s share total does not include 20,000 restricted stock units he holds.

(9)	Mr. Nickelsen’s share total includes 9,213 shares held in two trusts over which Mr. Nickelsen has full voting authority.

(10)	Ms. Sullivan’s share total includes 161 shares of stock held in a custodial account over which Ms. Sullivan has full voting authority.

(11)	Mr. Taylor’s share total includes 1,449 shares of stock held for the benefit of Mr. Taylor’s children in an account that he controls and over which he has voting power.

(12)	Mr. Turner’s share total includes 2,828 shares of stock held for his benefit in the 401(k) plan. Mr. Turner’s share total does not include 37,500 restricted stock units he holds.

(13)	Mr. Baird’s share total includes 13,123 shares of stock held for his benefit in the 401(k) plan. Mr. Baird’s share total does not include 43,000 restricted stock units he holds.

(14)	Mr. Callicutt’s share total does not include 28,500 restricted stock units he holds.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

Our board of directors knows of no matters other than those referred to in the accompanying notice of the special meeting of shareholders that may properly come before the special meeting. However, if any other matter should be properly presented for consideration and voting at the special meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of the Company.

Whether or not you expect to be present at the special meeting in person, please vote, sign, date and return the enclosed proxy card promptly in the enclosed business reply envelope. No postage is necessary if mailed in the United States. If you prefer, you can vote by telephone or Internet by following the instructions on the enclosed proxy card.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

For any shareholder proposal to be considered for inclusion in our proxy statement and proxy for the 2009 Annual Meeting of Shareholders, we must receive the written proposal at our principal executive office no later than November 17, 2008. Any shareholder proposal not received at the Company’s principal executive offices by January 31, 2009, which is 45 calendar days before the one-year anniversary of the date the Company mailed the proxy statement for its 2008 Annual Meeting of Shareholders, will be considered untimely and, if presented at the 2009 Annual Meeting of Shareholders, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

ANNUAL REPORT

Any shareholder who has not received a copy of our most recent annual report on Form 10-K, including the financial statements and the financial statement schedules as filed with the Securities and Exchange Commission, can obtain a copy without charge upon written request. Please direct your written request to: Mrs. Shirley N. Fremin, Manager, Shareholder Services, Whitney Holding Corporation, P. O. Box 61260, New Orleans, LA 70161-1260, (504) 586-3627 or by calling toll free (800) 347-7272, ext. 3627, or by sending an e-mail to the following address: investor.relations@whitneybank.com. A copy of the annual report on Form 10-K is also available on the Securities and Exchange Commission’s Internet site at http://www.sec.gov and on our website at www.whitneybank.com by clicking on “Investor Relations,” under “SEC Filings.”

APPENDIX A

PROPOSED AMENDMENTS TO THE CHARTER

. The proposed amendments to the charter would delete current Article VI in its entirety and replace it with the following Article VI:

1. ~~The authorized capital stock of this corporation is fixed at one hundred million (100,000,000) shares of Common Stock, all of one series, without nominal or par value.~~

(a) The total number of shares of capital stock that the corporation shall have authority to issue is 220,000,000 shares, of which 200,000,000 shares shall be common stock, all of one series, without nominal or par value (hereinafter called the “Common Stock”), and 20,000,000 shares shall be preferred stock, without nominal or par value (hereinafter called the “Preferred Stock”).

(b) Without necessity of action by the shareholders, the Preferred Stock may be issued from time to time by the corporation in one or more series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in an amendment of the Charter adopted by the Board of Directors providing pursuant to its authority to adopt such amendment, which is hereby vested in the Board of Directors. Each such series of Preferred Stock shall be distinctly designated. Except in respect of the particulars fixed by the Board of Directors for each series as permitted hereby, all shares of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. The voting rights, if any, of each such series and the preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors is hereby expressly granted authority to amend the Charter so as to fix the voting powers of stock of a particular series of Preferred Stock so designated by the Board of Directors, if any, and the designations, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof, if any, for such series, including without limitation the following:

 (i) The distinctive designation of and the number of shares of Preferred Stock that shall constitute such series; provided that such number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

 (ii) The rate and time at which, and the terms and conditions upon which, dividends, if any, on Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other series of Preferred Stock or any other class of stock of the corporation and whether such dividends shall be cumulative or noncumulative;

 (iii) The right, if any, of the holders of Preferred Stock of such series to convert the same into, or exchange the same for shares of any other class of stock or any series of any class of stock of the corporation and the terms and conditions of such conversion or exchange;

 (iv) Whether Preferred Stock of such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, Preferred Stock of such series may be redeemed;

 (v) The rights, if any, of the holders of Preferred Stock of such series upon the voluntary or involuntary liquidation of the corporation;

 (vi) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such series; and

 (vii) The voting powers, if any, of the holders of such series of Preferred Stock that may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with any other series of the Preferred Stock as a class, (A) to vote more or less than one vote per share on any or

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all matters voted upon by the shareholders and (B) to elect one or more directors of the corporation if there has been a default in the payment of dividends on any one or more series of the Preferred Stock or under other circumstances and upon such other conditions as the Board of Directors may fix.

~~2. On and as of the close of business on February 21, 1984, each and every share then issued of the no par value Common Stock of this corporation shall, without any other or further action or proceeding by the corporation, or by the Board of Directors or any shareholder thereof, be reclassified into two shares of no par value Common Stock, and the allocated value of each share of Common Stock theretofore issued by this corporation will be divided into two equal amounts that will be attributed to the two shares of Common Stock into which each such share shall have been reclassified as aforesaid, so that the aggregate allocated value of all issued shares of Common Stock immediately after such reclassification shall be equal to the aggregate allocated value of all issued shares of Common Stock immediately prior to such reclassification.~~

~~3~~2. ~~Every share shall be equal in respects to every other share.~~ No transfer of shares shall be binding upon the corporation unless recorded on its books and records or the books and records of its transfer agent. All shares shall be fully paid for and non-assessable.

43. Without necessity of action by the shareholders, the authorized ~~shares of no par value Common Stock~~capital stock of this corporation may be issued by the corporation, in whole or in part, on one or more occasions, for such consideration and on such other terms and conditions as may be fixed by the Board of Directors. Upon payment or delivery of the consideration fixed by the Board of Directors for newly issued shares of capital stock, such shares shall be deemed fully paid for and shall not be liable to any further call ~~of~~ assessment.

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APPENDIX B

U.S. DEPARTMENT OF TREASURY CAPITAL PURCHASE
PROGRAM TERM SHEET

TARP Capital Purchase Program
Senior Preferred Stock and Warrants

Summary of Senior Preferred Terms

Issuer:	Qualifying Financial Institution (“QFI”) means (i) any U.S. bank or U.S. savings association not controlled by a Bank Holding Company (“BHC”) or Savings and Loan Holding Company (“SLHC”); (ii) any U.S. BHC, or any U.S. SLHC which engages only in activities permitted for financial holdings companies under Section 4(k) of the Bank Holding Company Act, and any U.S. bank or U.S. savings association controlled by such a qualifying U.S. BHC or U.S. SLHC; and (iii) any U.S. BHC or U.S. SLHC whose U.S. depository institution subsidiaries are the subject of an application under Section 4(c)(8) of the Bank Holding Company Act; except that QFI shall not mean any BHC, SLHC, bank or savings association that is controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “U.S. BHC” and “U.S. SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United Sates or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.
Initial Holder:	United States Department of the Treasury (the “UST”).
Size:	QFIs may sell preferred to the UST subject to the limits and terms described below.
Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.
Security:	Senior Preferred, liquidation preference $1,000 per share (Depending upon the QFI’s available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.).
Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.
Regulatory Capital Status:	Tier 1.
Term:	Perpetual life.
Dividend:	The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.
Redemption:	Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred.

After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of noncumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI’s primary federal bank regulator.
“Qualified Equity Offering” shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.
Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.
Restrictions on Dividends:	For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.
Common dividends:	The UST’s consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.
Repurchases:	The UST’s consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under “Restrictions on Dividends.”
Voting rights:	The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred.
If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.
Transferability:	The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Executive Compensation:	As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.
Summary of Warrant Terms

Warrant:	The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under “Reduction”. The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.
Term:	10 years.
Exercisability:	Immediately exercisable, in whole or in part.
Transferability:	The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI’s common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.
Voting:	The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.
Reduction:	In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Consent:	In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.
Substitution:	In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST

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